Exhibit 10.04

AGREEMENT

THIS AGREEMENT, made this 18th day of March, 2011 by and between Derma Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania , United States (“Derma U.S.”), Derma Sciences Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada  (“Derma Canada”) and Frederic Eigner (“Employee”).

WHEREAS, Employee is currently employed by Derma U.S. as its Executive Vice President – Operations and by Derma Canada as its General Manager pursuant to that certain agreement dated as of March 31, 2009, as amended (the “March 2009 Agreement”), and

WHEREAS, the parties desire to further extend the term of, and amend and restate, the March 2009 Agreement,

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

1.    Employment.  Derma U.S. hereby employs Employee, and Employee agrees to be employed, as its Executive Vice President – Operations and Derma Canada hereby employs Employee, and Employee agrees to be employed, as its General Manager with such duties appropriate to his office as may be assigned, from time to time, by the President and Chief Executive Officer of Derma U.S. and Derma Canada and upon the terms and conditions hereinbelow set forth.

2.    Amendment and Restatement.  This Agreement amends, restates and replaces the March 2009 Agreement.

3.    Time and Efforts.  Employee will devote substantially all of his business time and efforts to his duties hereunder.

4.   Compensation.  During the Term hereof Derma Canada shall pay compensation to Employee as follows:

(a)     Base compensation at the rate of Two Hundred Forty Thousand Six Hundred Seventy Six Dollars Cdn. ($240,676 Cdn.) per year;

(b)     Bonus, stock options and/or such other incentive compensation as may be determined by the board of directors of Derma U.S. upon recommendation of its compensation committee.

Reviews by the compensation committee of Employee’s base compensation and incentive compensation shall be undertaken not less often than annually.  The principal criteria utilized by the compensation committee in the conduct of its reviews shall be the extent to which Derma U.S. and Derma Canada attain their performance objectives and the extent of Employee’s contributions thereto.

5.    Term.  This Agreement shall be effective as of the date hereof and shall expire on March 31, 2011 unless sooner terminated pursuant to Sections 6 or 7 hereinbelow or unless renewed or extended by mutual agreement of the parties hereto.

6.    Severance.  In the event Derma U.S. or Derma Canada, without cause, either terminates the employment of Employee or fails to renew this Agreement upon expiration hereof, Derma U.S. shall pay to Employee severance compensation in the amount of the greater of:  (i) six months’ base compensation, from the date of said termination or expiration, as applicable, at the rate most recently in effect pursuant to paragraph 4(a) hereof, or (ii) such amount as is required to be paid under the laws of the Province of Ontario, Canada.

7.    Change in Control.  Within six months of the occurrence of a “change in control” of Derma U.S. (defined below), Employee may, but shall have no obligation to, tender his resignation and receive severance compensation as provided in paragraph 6 above to the same extent as if Derma U.S. or Derma Canada had terminated Employee without cause as of the date of Employee’s resignation.  For purposes of this paragraph, a “change in control” shall mean a change in ownership of stock possessing greater than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of Derma U.S.

8.     Compensation Subject to IRC Section 409A.  If, and to the extent, any portion of the severance compensation payable hereunder exceeds the amount immediately payable upon separation from service under Internal Revenue Code Section 409A(a)(2) and regulations thereunder (such compensation, “Excess 409A(a)(2) Compensation”), then no portion of the Excess 409A(a)(2) Compensation shall be payable prior to the earlier of (i) the Employee’s date of death, or (ii) the date which is six months after the date of the Employee’s separation from service.

9.     Option Exercise Extension.  In the event that Derma U.S. or Derma Canada, without cause, either terminates Employee’s employment or fails to renew this Agreement upon expiration hereof, or in the event Employee tenders his resignation upon a “change in control,” then the period to exercise any option to purchase the securities of Derma U.S. of which Employee may be possessed shall be extended to the expiration thereof as set forth in the option instrument.

10.   Clawback of Bonus and/or Incentive Compensation.  In the event that Employer accords to Employee bonus and/or incentive compensation hereunder and in the further event that the financial statements upon which such bonus and/or incentive compensation was predicated contained material errors and/or omissions that served as the basis for, or influenced, the granting of such bonus or incentive compensation, then Employee shall repay to Employer any and all amounts of bonus and/or incentive compensation reasonably attributable to the aforesaid errors or omissions.  Repayment of the aforesaid bonus and/or incentive compensation shall be required regardless of whether or not Employee had knowledge of, or participated in, the conduct that resulted in the aforereferenced errors in the Corporation’s financial statements.

IN WITNESS WHEREOF, this Agreement has been executed by Derma U.S. and Derma Canada and Employee as of the date first hereinabove written.

EMPLOYER:

DERMA SCIENCES, INC.

By:	/s/Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

DERMA SCIENCES CANADA INC.

By:	/s/Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

EMPLOYEE:

/s/Frederic Eigner
Frederic Eigner